Trecora Resources Reports Third Quarter 2020 Results • Successful completion of AMAK sale resulting in net cash proceeds of $61 million • Paydown of $31.1 million of debt; Bank debt of $47.1 million vs. $78.2 million at the end of June; Total cash balance of $51.9 million at end of September • Third quarter net income of $22.4 million (which includes the net gain from the sale of AMAK of $21.3 million) • Third quarter Adjusted EBITDA from continuing operations of $7.1 million, a 69% increase from second quarter • Conference call at 10:00 am ET tomorrow, November 4, 2020 SUGAR LAND, Texas, November 3, 2020 – Trecora Resources ("Trecora" or the "Company") (NYSE: TREC), a leading provider of specialty hydrocarbons and specialty waxes, today announced financial results for the third quarter ended September 30, 2020. Executive Commentary “The successful closing of the AMAK1 sale was a landmark event for our Company. The proceeds allowed us to pay down $31 million of debt, and increase our cash balance to nearly $52 million. Trecora’s recent results and accomplishments reflect our fundamental resilience in spite of historical challenges. Our third quarter saw good recovery in sales volumes from the depressed business conditions in the second quarter, despite the impact of multiple hurricanes on our customers in the Gulf Coast,” said Pat Quarles, Trecora's President and Chief Executive Officer. “This has been a transformational year for Trecora. Earlier, we implemented a management system across the Company that prioritized and reinforced safety, reliable operations and accountability, all while advancing the sustainability of our assets. We have now developed a diversified and value generating portfolio of growth projects to deliver sustainable organic growth, requiring little capital. This has already resulted in value creation of $4 million in annualized incremental EBITDA in 2020, with expectations of further significant growth next year and thereafter,” concluded Mr. Quarles. Sami Ahmad, Trecora's Chief Financial Officer stated, “With the milestone divestiture of our non-core interest in AMAK completed, we have streamlined the company structure and 1 Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company narrowed our focus to specialty chemicals, all while dramatically reducing our credit facility leverage ratio to 1.6 times, thus enhancing our financial flexibility for growth. “Third quarter results improved sequentially from the depressed levels in the second quarter. Specialty Petrochemicals sales volumes for the third quarter increased more than 16% from the second quarter but were down 13% from the same period last year. Third quarter demand for Specialty Petrochemicals sales were impacted by weakened markets, including durable goods such as automotive and construction and year-over-year results continued to be impacted by the effect on global demand due to the COVID-19 pandemic,” concluded Mr. Ahmad. Third Quarter 2020 Financial Results Net income in the third quarter of 2020 was $22.4 million, or $0.88 per diluted share2, which includes the net gain from the sale of AMAK of $21.3 million, compared to net income of $0.6 million, or $0.02 per diluted share3, in the third quarter of 2019. Net income from continuing operations in the third quarter of 2020 was $1.1 million, or $0.04 per diluted share2, compared to net income from continuing operations of $1.6 million, or $0.06 per diluted share3, in the third quarter of 2019. Adjusted EBITDA from continuing operations was $7.1 million for the third quarter of 2020, compared with Adjusted EBITDA from continuing operations of $6.9 million in the third quarter of 2019. Adjusted EBITDA from continuing operations improved due to higher Specialty Waxes revenue and reduced corporate expenses, partially offset by lower sales volumes for prime products and by- products in our Specialty Petrochemicals segment, both of which were impacted by COVID- 19. Total revenue in the third quarter of 2020 was $47.7 million compared to $62.7 million in the third quarter of 2019. This 23.9% year-over-year decrease was primarily due to lower selling prices resulting from the sharp decline in feedstock costs relative to the same period a year ago. In addition, gross revenue was reduced by lower sales volumes for prime products and by-products which were impacted by COVID-19. Gross profit in the third quarter of 2020 was $8.5 million, or 17.7% of total revenues, compared to $9.6 million, or 15.3% of total revenues in the third quarter of 2019. Operating income in the third quarter of 2020 was $2.5 million compared to operating income of $3.0 million for the third quarter of 2019. Specialty Petrochemicals Specialty Petrochemicals net income was $4.2 million in the third quarter of 2020, compared to net income of $6.3 million in the third quarter of 2019. Specialty Petrochemicals volume in the third quarter of 2020 was 17.9 million gallons, compared to 15.3 million gallons in the second quarter of 2020 and 20.5 million gallons in the third quarter of 2019. Sales volume of our Specialty Petrochemicals products decreased 12.9% year-over-year, due to lower sales to 2 Based on 25.4 million shares outstanding 3 Based on 25.1 million shares outstanding 2 the polyethylene end-use markets as well as lower sales to Canadian oil sands customers. Sales to other end-use markets were also generally weaker compared to the same period last year due to the COVID-19 pandemic. Prime product volume in the third quarter of 2020 was 14.7 million gallons, compared to 13.1 million gallons in the second quarter of 2020 and 16.4 million gallons in the third quarter of 2019. By-product sales volume was 3.1 million gallons in the third quarter of 2020. Adjusted EBITDA from continuing operations for Specialty Petrochemicals in the third quarter of 2020 was $8.5 million compared to $5.0 million in the second quarter of 2020 and $9.4 million in the third quarter of 2019. THREE MONTHS Dollar amounts in thousands/rounding may apply ENDED SEPTEMBER 30, 2020 2019 % Change Product sales $37,580 $53,277 (29.5%) Processing fees 1,644 1,208 36.1% Gross revenues $39,224 $54,485 (28.0%) Operating profit before depreciation and amortization 8,538 10,414 (18.0%) Operating profit 5,871 7,448 (21.2%) Net profit before taxes 5,311 6,583 (19.3%) Depreciation and amortization 2,667 1,900 40.3% Adjusted EBITDA 8,485 9,376 (9.5%) Capital expenditures 2,084 2,163 (3.6%) Specialty Waxes Specialty Waxes net loss was $1.3 million in the third quarter of 2020, compared to a net loss of $2.1 million in the third quarter of 2019. Specialty Waxes generated revenues of approximately $8.5 million in the third quarter of 2020, a $0.2 million increase from $8.3 million in the second quarter of 2020, and a $0.3 million increase from the third quarter of 2019. Revenue included approximately $6.0 million of wax product sales in the third quarter of 2020. Wax sales volumes increased approximately 2.0%, or nearly 0.2 million pounds, from the third quarter of 2019. Higher sales volumes in the third quarter of 2020 reflect no material disruptions to feed supply during the third quarter of 2020, as there were in third quarter of 2019. Processing revenues, which were $2.5 million in the third quarter of 2020, increased 5.7%, or approximately $0.1 million, from the third quarter of 2019. Adjusted EBITDA for Specialty Waxes in the third quarter of 2020 was $0.1 million compared to $(0.2) million in the third quarter of 2019. 3

THREE MONTHS Dollar amounts in thousands/rounding may apply ENDED SEPTEMBER 30, 2020 2019 % Change Product sales $5,990 $5,834 2.7% Processing fees 2,533 2,396 5.7% Gross revenues $8,523 $8,230 3.6% Operating profit (loss) before depreciation and amortization 89 (260) 134.3% Operating loss (1,337) (1,808) 26.0% Net loss before taxes (1,293) (2,071) 37.5% Depreciation and amortization 1,427 1,548 (7.8%) Adjusted EBITDA 134 (207) 164.7% Capital expenditures 641 361 77.5% Year-to-Date 2020 Financial Results Net income in the first nine months of 2020 was $31.3 million, or $1.24 per diluted share4, which includes the net gain from the sale of AMAK of $26.2 million, compared to net income of $4.7 million, or $0.19 per diluted share5, in the first nine months of 2019. Net income from continuing operations in the first nine months of 2020 was $5.1 million, or $0.20 per diluted share4, compared to net income of $5.9 million, or $0.23 per diluted share5, for the same period in 2019. Adjusted EBITDA from continuing operations in the first nine months of 2020 was $16.8 million, compared to Adjusted EBITDA from continuing operations of $24.6 million for the same period in 2019. Total revenue in the first nine months of 2020 was $150.5 million, compared to $197.2 million for the same period in 2019, a decrease of 23.7%. This decrease was primarily due to lower sales volumes for prime products and by-products as a result of COVID-19 and its general impact on the economy. A decrease in average selling prices resulting from a sharp decrease in feedstock costs also contributed to the revenue decline. Gross profit in the first nine months of 2020 was $22.7 million, or 15.1% of total revenues, compared to $30.2 million, or 15.3% of total revenues, for the same period in 2019. Operating income in the first nine months of 2020 was $3.3 million, compared to operating income of $11.0 million for the same period in 2019. Specialty Petrochemicals Specialty Petrochemicals net income was $10.2 million in the first nine months of 2020, compared to net income of $17.1 million for the same period in 2019. Specialty Petrochemicals volume in the first nine months of 2020 was 53.0 million gallons, compared to 64.4 million gallons for the same period in 2019. Prime product volume in the first nine months of 2020 was 44.0 million gallons, compared to 51.8 million gallons in the same 4 Based on 25.2 million shares outstanding 5 Based on 25.1 million shares outstanding 4 period 2019. Adjusted EBITDA for Specialty Petrochemicals in the first nine months of 2020 decreased 35.9% to $20.0 million, compared to $31.1 million for the same period in 2019.

Dollar amounts in thousands/rounding may apply	**NINE MONTHS ENDED SEPTEMBER 30,**		
	2020	**2019**	**% Change**
Product sales	$119,202	$167,351	(28.8%)
Processing fees	4,047	4,117	(1.7%)
Gross revenues	$123,249	$171,468	(28.1%)
Operating profit before depreciation and amortization	20,002	31,849	(37.2%)
Operating profit	12,097	22,885	(47.1%)
Net profit before taxes	9,901	20,093	(50.7%)
Depreciation and amortization	7,905	7,899	0.1%
Adjusted EBITDA	19,956	31,134	(35.9%)
Capital expenditures	9,067	5,002	81.3%

Specialty Waxes

Specialty Waxes net loss of $0.4 million in the first nine months of 2020 compared to a net loss of $5.6 million for the same period in 2019. Specialty Waxes had revenues of $27.2 million in the first nine months of 2020, a 5.7% increase from the same period of 2019. Revenues included $18.3 million of wax product sales and $9.0 million of processing revenues. Wax sales volumes in the first nine months of 2020 increased approximately 3.3% from the same period 2019. In the first nine months of 2019, planned maintenance turnaround at our Pasadena facility, along with outages at multiple wax feed suppliers, constrained specialty wax production and thereby sales volumes. There were no material disruptions to feed supply during the first nine months of 2020. Adjusted EBITDA for Specialty Waxes in the first nine months of 2020 was $2.1 million, compared to $(0.4) million for the same period in 2019.

Dollar amounts in thousands/rounding may apply	**NINE MONTHS ENDED SEPTEMBER 30,**		
	2020	**2019**	**% Change**
Product sales	$18,258	$18,582	(1.7%)
Processing fees	8,981	7,191	24.9%
Gross revenues	$27,239	$25,773	5.7%
Operating profit (loss) before depreciation and amortization	2,009	(343)	686.3%
Operating loss	(2,084)	(4,638)	55.1%
Net loss before taxes	(1,980)	(5,623)	64.8%
Depreciation and amortization	4,093	4,295	(4.7%)
Adjusted EBITDA	2,130	(361)	690.7%
Capital expenditures	1,242	1,296	(4.2%)

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Outlook “In the fourth quarter, we continue to see positive demand growth in most of our key markets. We anticipate our Specialty Petrochemicals prime product sales volumes to match pre-COVID levels in the fourth quarter. We are also seeing improved demand for waxes in our domestic market. However, the value for our by-products and the demand of custom processing services continue to be impacted by the dislocations associated with the COVID pandemic. The outlook into business conditions in 2021 is uncertain,” stated Mr. Quarles. Earnings Call Tomorrow’s conference, on November 4, 2020 at 10:00am Eastern Time, call will be simulcast live on the Internet, and can be accessed on the investor relations section of the Company's website at http://www.trecora.com/ or at https://edge.media- server.com/mmc/p/yu6jkxfk. A replay of the call will also be available through the same link. To participate via telephone, callers should dial in at least ten to fifteen minutes prior to the 10:00 am Eastern start time; domestic callers (U.S. and Canada) should call +1-866-417- 5724 or +1-409-217-8234 if calling internationally, using the conference ID 2877564. To listen to the playback, please call 1-855-859-2056 if calling within the United States or 1- 404-537-3406 if calling internationally. Use pin number 2877564 for the replay. Use of Non-GAAP Measures This press release includes the use of both U.S. generally accepted accounting principles ("GAAP") and non-GAAP financial measures. The Company believes certain financial measures, such as EBITDA from continuing operations and Adjusted EBITDA from continuing operations, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. The Company believes that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. These measures are not measures of financial performance or liquidity under GAAP and should be considered in addition to, and not as a substitute for, analysis of our results under GAAP. We define EBITDA from continuing operations as net income (loss) from continuing operations plus interest expense, income tax expense (benefit), depreciation and amortization. We define Adjusted EBITDA from continuing operations as EBITDA from continuing operations plus share–based compensation, plus restructuring and severance expenses, plus impairment losses and plus or minus gains or losses on disposal of fixed assets. 6

These non-GAAP measures have been reconciled to the nearest GAAP measure for historical periods in the tables below entitled “Reconciliation of Selected GAAP Measures to Non- GAAP Measures. However, the Company is unable to reconcile its expectations regarding Adjusted EBITDA growth in 2021 to the most directly comparable GAAP measures without unreasonable efforts because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP measures for these periods but would not impact the non-GAAP measures. Forward-Looking Statements Some of the statements and information contained in this earnings press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's financial position, business strategy and plans and objectives of the Company's management for future operations and other statements that are not historical facts, are forward-looking statements. Forward- looking statements are often characterized by the use of words such as "outlook," "may," "will," "should," "could," "expects," "plans," "anticipates, "contemplates," "proposes," "believes," "estimates," "predicts," "projects," "potential," "continue," "intend," or the negative of such terms and other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other important factors that could cause the actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward–looking statements. Such risks, uncertainties and factors include, but are not limited to the impacts of general economic and financial conditions domestically and internationally; insufficient cash flows from operating activities; our ability to attract and retain key employees; feedstock, product and mineral prices; feedstock availability and our ability to access third party transportation; competition; industry cycles; natural disasters or other severe weather events, health epidemics and pandemics (including the COVID-19 pandemic) and terrorist attacks; our ability to consummate extraordinary transactions, including acquisitions and dispositions, and realize the financial and strategic goals of such transactions; technological developments and our ability to maintain, expand and upgrade our facilities; regulatory changes; environmental matters; lawsuits; outstanding debt and other financial and legal obligations (including having to return the amounts borrowed under the Paycheck Protection Program or failing to qualify for forgiveness of such loans, in whole or in part); difficulties in obtaining additional financing on favorable conditions, or at all; local business risks in foreign countries, including civil unrest and military or political conflict, local regulatory and legal environments and foreign currency fluctuations; and other risks detailed in our latest Annual Report on Form 10-K, including but not limited to, "Part I, Item 1A. Risk Factors" and "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and under similar headings in our subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (the "SEC"). Many of these risks and uncertainties are currently amplified by and will continue to 7 be amplified by, or in the future may be amplified by, the COVID-19 pandemic. Further, the COVID-19 pandemic may also affect our operating and financial results in a manner that is not presently known to us. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior releases, reports and other filings with the SEC, the information contained in this report updates and supersedes such information. Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events. About Trecora Resources (TREC) TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. Investor Relations Contact: Jason Finkelstein The Piacente Group, Inc. 212-481-2050 trecora@tpg-ir.com 8

TRECORA RESOURCES AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS 9

TRECORA RESOURCES AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME 10

TRECORA RESOURCES AND SUBSIDIARIES RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES EBITDA from continuing operations and Adjusted EBITDA from continuing operations (thousands of dollars; rounding may apply) 11